Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of 89bio, Inc. of our report dated August 15, 2019 (October 28, 2019 as to the retroactive effect of the reverse stock split and the Reorganization as described in Note 2 and Note 13, respectively) on our audit of the consolidated financial statements of 89Bio Ltd. as of December 31, 2018, and the related statements of operations and comprehensive loss, change in convertible preferred shares and shareholders’ deficit and cash flows from inception January 18, 2018 through December 31, 2018 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s ability to continue as a going concern) appearing in the Registration Statement on Form S-1, as amended (No. 333-234174), and related Prospectus of 89bio, Inc., and the reference to us under the caption “Experts” in such Prospectus.

/s/ Brightman Almagor Zohar & Co.

A Firm in the Deloitte Global Network

Tel Aviv, Israel

November 8, 2019